Exhibit (h)(4)(b) Amended Exhibit A to the Shareholder Services Plans for the Class A, Investor Class and

Institutional Class shares

Exhibit A

(to the Forward Funds Shareholder Services Plan)

September 11, 2007

Forward Emerald Opportunities Fund

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Progressive Real Estate Fund

Forward International Equity Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Forward Legato Fund

Sierra Club Stock Fund

Forward Large Cap Equity Fund

Forward Long/Short Credit Fund

Forward International Fixed Income Fund